PEAR TREE FUNDS 485BPOS

Exhibit 99.28(d)(1)(eee)

PEAR TREE POLARIS FOREIGN VALUE FUND

PEAR TREE POLARIS FOREIGN VALUE SMALL CAP FUND

pear tree polaris international opportunities fund

MANAGEMENT FEE/Sub-Advisory Fee WAIVER Agreement

(For the period August 1, 2025 through July 31, 2026)

Pear Tree Advisors, Inc. (the “Manager”) serves as the investment manager to each of Pear Tree Polaris Foreign Value Fund (“Foreign Value Fund”), Pear Tree Polaris Foreign Value Small Cap Fund (“Foreign Value Small Cap Fund,” and Pear Tree Polaris International Opportunities Fund (“International Opportunities Fund”, and together with Foreign Value Fund and Foreign Value Small Cap Fund, the “Funds”), series of Pear Tree Funds (the “Trust”), pursuant to the Amended and Restated Management Contract dated May 1, 2008, as amended (the “Management Contract”), between the Manager and the Trust. Polaris Capital Management, LLC (“Polaris”) serves as the investment sub-adviser to Foreign Value Fund pursuant to an Advisory Contract dated October 5, 1999 (the “FV Advisory Contract”), to Foreign Value Small Cap Fund pursuant to an Advisory Contract dated May 1, 2008 (the “FVSC Advisory Contract”), and to International Opportunities Fund pursuant to a Sub-Advisory Contract dated November 15, 2019 (the “IO Sub-Advisory Contract”).

Management Contract

With respect to each of Foreign Value Fund, Foreign Value Small Cap Fund, and International Opportunities Fund, the Manager hereby agrees for the period August 1, 2025 through July 31, 2026 (with respect to each Fund, the “Waiver Period”) to waive such portion of the management fees that the Manager would otherwise receive under the Management Contract for serving as investment manager to the Fund such that the aggregate management fee that the Manager would receive during the Waiver Period for:

(a)	Serving as the investment manager of each of Foreign Value Fund and Foreign Value Small Cap Fund would be calculated using an annual rate of 0.90 percent of the Fund’s Net Assets, as such term is defined in the Management Contract, and

(b)	Serving as the investment manager of International Opportunities Fund would be calculated using an annual rate of 0.80 percent of the Fund’s Net Assets, as such term is defined in the Management Contract.

Exhibit 99.28(d)(1)(eee)

Sub-Advisory Agreement

With respect to each Fund, Polaris hereby agrees for the Waiver Period or until the Trustees terminate the obligations of the Manager under this Agreement, whichever occurs first, to waive such portion of the sub-advisory fees that it would otherwise receive under the FV Advisory Contract, the FVSC Advisory Contract or the IO Sub-Advisory Contract, as the case may be, for serving as the sub-adviser to the Fund, such that the aggregate sub-advisory fee that Polaris would receive during the Waiver Period for:

(a)	Serving as the sub-adviser to each of Foreign Value Fund and Foreign Value Small Cap Fund would be calculated using an annual rate of 0.30 percent of the first $35 million of the Fund’s aggregate average daily total net assets; 0.35 percent of amounts in excess of $35 million but less than $200 million of the Fund’s aggregate average daily total net assets; and 0.45 percent of assets in excess of $200 million of the Fund’s aggregate average daily total net assets, and

(b)	Serving as the sub-adviser to International Opportunities Fund would be calculated using an annual rate of 0.25 percent of the first $35 million of the Fund’s aggregate average daily total net assets; 0.30 percent of amounts in excess of $35 million but less than $200 million of the Fund’s aggregate average daily total net assets; and 0.40 percent of assets in excess of $200 million of the Fund’s aggregate average daily total net assets.

Any amounts waived by the Manager or Polaris, as required under the terms of this Agreement, are not subject to recoupment by the Manager or Polaris, as the case may be.

Except as provided in the immediately preceding paragraph, this Agreement only may be rescinded, amended or modified, and the Waiver Period terminated, in whole or in part, without further obligation by the Manager or Polaris at such time and on such terms as may be determined by the Trustees, including a majority of those Trustees who are not “interested persons” of the Trust, as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended. Notwithstanding the foregoing, this Agreement shall terminate immediately with respect to any Fund if the Management Contract is terminated with respect to such Fund. As of August 1, 2024, this Agreement terminates the current Management Fee Waiver/Sub-Advisory Fee Waiver Obligation currently in effect as of the date hereof.

PEAR TREE ADVISORS, INC.

By:	/s/ Marc L. Griffin
Marc L. Griffin, President

POLARIS CAPITAL MANAGEMENT, LLC

By:	/s/ Bernard R. Horn, Jr.
Bernard R. Horn, Jr., President

Agreed and Accepted:

PEAR TREE FUNDS

By:	/s/ Willard L. Umphrey
Willard L. Umphrey, President

Date: August 1, 2025